Exhibit 2

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

Publicly-Held Company

FINAL SUMMARY VOTING CHART

Final voting chart of the Extraordinary General Shareholders’ Meeting held on October 16, 2020, at 11 a.m., at the headquarters of the Company, located at Rua do Lavradio, 71, Centro, in the City of Rio de Janeiro, RJ, including votes cast through remote voting ballots.

Item	Description of the Resolution	Resolution	In Favor	Contrary	Abstention
(1)	Amendment to article 64 of the Company’s Bylaws	Approved	1,407,376,641	-	-
(2)	Reelection of the current members of the Company’s Board of Directors for a new term of office until the Annual General Meeting that approves the financial statements for the fiscal year ended on December 31, 2020	Resolution		Number of votes
1.	Eleazar de Carvalho Filho	Elected		2,185,846,250
2.	Henrique José Fernandes Luz	Elected		2,185,846,250
3.	Marcos Bastos Rocha	Elected		2,185.846,250
4.	Marcos Grodetzky	Elected		2,185,846,250
5.	Maria Helena dos Santos Fernandes de Santana	Elected		2,185,846,250
6.	Paulino do Rego Barros Jr	Elected		2,185,841,249
7.	Roger Solé Rafols	Elected		2,185,841,249
8.	Claudia Quintela Woods	Elected		2,185,841,262
9.	Armando Lins Netto	Elected		2,185,841,249
10.	Mateus Affonso Bandeira	Elected		2,400,330,909
11.	Luis Maria Viana Palha da Silva	Elected		2,362,883,527
12.	Roberto Daniel Flesch	Not elected		1,266,978,777